Exhibit 99.j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the Credit Suisse Trust of our report dated February 12, 2021, relating to the financial statements and financial highlights, which appears in the Credit Suisse Trust- Commodity Return Strategy Portfolio Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings, "Consolidated Financial Highlights", "Independent Registered Public Accounting Firm and Counsel" and "Disclosure of Portfolio Holdings" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 15, 2021